The Darden Restaurants / RARE Hospitality Combination

August 17, 2007

Forward-Looking Statement

During the course of this presentation, Darden Restaurants' officers and employees may make forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, concerning the Company's expectations, goals or objectives. These forward-looking statements could address future economic performance, restaurant openings, various financial parameters, or similar matters. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden Restaurants' and RARE Hospitality's Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include successful completion of the proposed acquisition on a timely basis; impact of regulatory review on the proposed acquisition, the ability to achieve synergies following completion of the proposed acquisition, the impact of intense competition, changing economic or business conditions, the price and availability of food, ingredients and utilities, labor and insurance costs, increased advertising and marketing costs, higher-than-anticipated costs to open or close restaurants, litigation, unfavorable publicity, a lack of suitable locations, government regulations, a failure to achieve growth objectives, weather conditions, risks associated with our plans to continue to improve financial performance at Bahama Breeze to support new restaurant growth, the closure and disposition of certain Smokey Bones restaurants and the anticipated sale of the remaining Smokey Bones restaurants, and other factors and uncertainties discussed in the Company's SEC filings. Because of these numerous variables, you are cautioned against placing undue reliance on any forward-looking statement made by, or on behalf of, the Company.

DARDEN RESTAURANTS

Important Legal Information

The tender offer described herein has not commenced. The description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of RARE Hospitality. At the time the tender offer is commenced, Darden Restaurants, Inc. intends to file a Tender Offer Statement on Schedule TO containing an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer, and RARE Hospitality intends to file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. These documents will contain important information about the tender offer that should be read carefully before any decision is made with respect to the tender offer. These materials will be made available to the shareholders of RARE at no expense to them. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC's web site, www.sec.gov. In addition, such materials (and all other documents filed with the SEC) will be available free of charge at www.rarehospitality.com or www.darden.com . In addition, RARE shareholders may obtain free copies of the documents filed with the SEC when available by contacting RARE's Investor Relations at (770) 399-9595. Such documents are not currently available. You may also read and copy any reports, statements and other information filed by RARE or Darden with the SEC at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at (800) 732-0330 or visit the SEC's website for further information on its public reference room.

An Exciting Combination

- Two of the most successful organizations in restaurant industry
  - Strong brands, talented people and outstanding track records
- Aligned cultures and business philosophies
- Stronger growth outlook and value creation prospects together
  - Elevates Darden's profitable sales growth rate – a business imperative for some time
  - Buttresses the RARE concepts' ability to achieve national penetration – a long time strategic priority
- Supported by significant cost synergies and complementary capabilities

DARDEN RESTAURANTS

Key Transaction Highlights

Offer Price per Share:	$38.15
Premium to 30-Day Avg.:	39%
Total Purchase Price:	$1.4 billion
Consideration:	100% cash
Structure:	Cash Tender Offer recommended to shareholders by RARE Hospitality Board
Conditions:	Majority >50% of the shares tendered Regulatory approval
Timing:	Transaction expected to close in Oct. 2007
Financial Impact to Darden:	Accretive to Earnings After Tax in fiscal 2008* Break-even EPS in fiscal 2008; accretive thereafter*
Advisors:	Lehman Brothers and Bank of America

** Excluding one-time transaction and integration costs and purchase price accounting adjustments.*

DARDEN RESTAURANTS

Darden Has a Strong Track Record

- **Near-Term: Competitively superior same-restaurant sales and earnings growth over the last three years**
  - Strong brands and cost management in a challenging industry environment
- **Long-Term: Competitively superior earnings growth and Total Shareholder Return over the past decade**

	Diluted EPS Growth	Total Shareholder Return
	*Ten year CAGR through the end of 2006**	
Darden	**20.9%**	**21.9%**
S&P 500	8.0%	8.4%
S&P 500 75th Percentile	N/A	13.3%
Applebee's	12.5%	12.2%
Brinker	17.2%	15.7%
Outback	4.4%	8.8%

*Diluted EPS excluding unusual items; calculated through 12/06 for S&P 500, OSI, EAT, APP; through 11/06 for DRI. Total shareholder return calculated through 12/06.
Source: First Call and Research Insights. TSR Source: Bloomberg and Research Insights

DARDEN RESTAURANTS

Reflects a Solid Operating Platform

GROUNDED IN A STRONG CULTURE

- Compelling Core Purpose
  - To nourish and delight everyone we serve
- Strong Core Values
  - Integrity and fairness
  - Respect and caring
  - Diversity
  - Being of service
  - Teamwork
  - Excellence
  - Always learning, always teaching
- Inspire a Shared Goal
  - To be the best in casual dining… now and for generations

Reflects a Solid Operating Platform

A PROVEN APPROACH TO THE BUSINESS

- Superior Leadership that is Results Oriented…
  - With a balanced emphasis on achieving results and demonstrating great leadership behaviors
- Brand Management Excellence...
  - That enables us to create and evolve a well-defined, relevant and differentiated guest experience
- Restaurant Operations Excellence…
  - That enables us to deliver on our brand promises
- Restaurant Support Excellence…
  - That facilitates brand management and restaurant operating excellence

DARDEN RESTAURANTS

One Meaningful Performance Shortfall

- **Total sales growth has lagged casual dining chains as a group**
  - Primarily because of shortfalls in new restaurant growth
  - Due largely to less than desired success with inherently high risk venture stage new concepts

	Total Sales Growth	Same-Restaurant Sales Growth	New Restaurant Sales Growth
		*Ten year CAGR through the end of 2006**	
Darden	6.5%	4.8%	1.7%
Casual Dining Chains	8.2%	1.7%	6.5%
Applebee's	11.6%	3.1%	8.5%
Brinker	13.5%	3.5%	10.0%
Outback	15.1%	2.3%	12.8%

*Industry data as of Il/06; OSI, EAT, APP; through 12/06; as of 11/06 for DRI.
Source: CREST, Darden Strategic Research, Research Insights and company reports

DARDEN RESTAURANTS

Sustaining Strong Sales Growth is Essential

HAS BEEN A KEY ORGANIZATIONAL FOCUS FOR DARDEN

- Strong, sustained total sales growth is key to margin and earnings growth
  - Solid same-restaurant sales growth leverages fixed and semi-fixed restaurant operating costs
  - Solid new restaurant sales growth leverages fixed and semi-fixed restaurant support costs
- Good progress positioning existing concepts for elevated total sales growth
- Also good progress enhancing our already sound operating platform
  - To support a continuation of sustainable total sales growth at existing concepts
  - To ensure we can successfully add proven concepts with meaningful new restaurant growth potential
- Focused on finding the right partner with proven growth concepts

Darden / RARE is the Right Partnership

- **Combines talented leadership teams who think about the business similarly**
  - Aligned approach to managing restaurants and operating companies
  - Strong cultural fit at both executive and operations levels
- **Powerful combination of concepts that lead big casual dining segments**
  - Serving the most popular foods and occasions in casual dining – steak, Italian and seafood
  - Strong growth potential where the casual and fine dining segments converge
- **Combined company offers employees even more compelling individual growth opportunities**

Combined company will be stronger and more profitable, with faster and more sustainable sales and earnings growth

It will have higher sales, EAT, EPS and cash flow growth rates than a stand-alone Darden

RARE is a Leading Steak Casual Dining Chain

RARE

GENERATED REVENUE OF $1.0 BILLION AND EBITDA OF $120 MILLION*

LongHorn Steakhouse

- Full service, moderately-priced casual dining steak house with Western décor
- Serving fresh steaks, salmon, shrimp, chicken, ribs, pork chops, prime rib, and a wide variety of alcoholic beverages
- Separate lunch and dinner menus to provide greater flexibility with menu adjustments

The Capital Grille

- Upscale steak house with a club-like atmosphere located in metropolitan markets
- Serving classic steak house offerings, as well as lobster and other fresh seafood
- Features a wine list offering over 400 selections

* For the trailing twelve month period ended July 1, 2007
Source: Company filings and investor presentation; Wall Street Research.

RARE Has a Strong Regional Presence Today

Attractive National Expansion Potential Going Forward



- **LongHorn**
  287 restaurants in 26 states and Puerto Rico
- **The Capital Grille**
  28 restaurants in 19 states

Note: As of July 1, 2007

RARE Has a Demonstrated Ability to Grow



UNITS
+89 Units
209
19
190
235
22
213
265
25
240
297
28
269
CY2003
CY2004
CY2005
CY2006
LongHorn
The Capital Grille & Specialty Restaurants



SALES
$ millions
+18% CAGR
$597
110
487
$717
139
578
$839
173
666
$987
212
775
CY2003
CY2004
CY2005
CY2006
LongHorn
The Capital Grille & Specialty Restaurants

Driving a strong 14.7% annualized Total Shareholder Return for the decade ending December 31, 2006 – in the top quartile of the S&P 500

DARDEN RESTAURANTS

Darden / RARE is the Right Partnership

- **Darden can help further strengthen the consumer proposition of RARE's concepts**
  - Darden's Supply Chain, Technology infrastructure and other scale advantages can mitigate cost pressure and check growth to better ensure continued traffic build at LongHorn and The Capital Grille
  - Darden's expertise in research, branding and national advertising can help drive average unit volumes (traffic and sales) at LongHorn
- **RARE can help fully realize the potential of Darden's concepts**
  - RARE's proven up-market expertise will help in more confidently building Seasons 52 as a premium brand, driving sustained success at Bahama Breeze and adding up-market concepts over time
  - RARE's differentiated labor and development models can provide insights that potentially enhance margins and returns at Red Lobster and Olive Garden
- **Combined company has meaningful cost synergies**

Post-Acquisition Outlook

- Olive Garden and Red Lobster are trusted brands with broad appeal
  - Solid same-restaurant sales track records and prospects
  - Accelerating new restaurant growth at Olive Garden
  - An improving Red Lobster is poised to resume new restaurant growth within 12 to 18 months
- LongHorn and The Capital Grille are proven brands with significant new restaurant expansion potential
  - Solid same-restaurant sales track records and prospects
  - Accelerating new restaurant growth at both
- Positioned to realize full potential of Bahama Breeze and Seasons 52
  - An improving Bahama Breeze is building the pipeline to restart new restaurant growth next year
  - Seasons 52 continues to expand at a pace that accelerates as we more fully understand its consumer proposition and business model

DARDEN RESTAURANTS

Post-Acquisition Outlook

- Better positioned to sustain strong sales growth and achieve our long-term objectives
- Pre-acquisition vulnerability:
  - A modest shortfall in one concept's growth plan would make it difficult to sustain stand-alone Darden's 5% to 6% total sales growth beyond the next two years
  - Putting planned margin expansion, cash flow and 10% to 12% EPS growth at risk
- Post-acquisition durability:
  - Better able to sustain 7% to 9% total sales growth even when a specific concept experiences a shortfall to its growth plan
  - As a result, better able to generate sufficient cash flow to continue to support meaningful share repurchase and a steadily increasing dividend
  - And better able to sustain long-term EPS growth of 10% to 15%

More strongly positioned to continue into the future the top quartile S&P 500 total shareholder return both companies have delivered over the past decade

DARDEN RESTAURANTS

Darden & RARE

A Balanced Portfolio and Increased Scale

DARDEN


47%
3%
50%

FY2007 Revenue: $5.6 Billion

RARE


22%
78%

TTM June 2007 Revenue: $1.0 Billion

DARDEN & RARE COMBINED


Other
3%
Steak
16%
Seafood
39%
Italian
42%

Pro Forma Combined Revenue: $6.6 Billion

Post-Acquisition Outlook

	Darden Stand Alone	Darden Post-Integration
Same Restaurant Sales Growth	2 - 4%	2 - 4%
New Restaurant Sales Growth		
Units	50 - 60	90-100
Percentage	3%	5%
Total Sales Growth	5 - 7%	7 - 9%
Margin Improvement	10 - 20 bps	15 - 25 bps
Net Diluted EPS Growth	10 - 12%	10 - 15%

DARDEN RESTAURANTS

Valuation and Synergy Highlights

- $1.4 billion purchase of RARE
  - Sales (TTM June 2007) $1.0 billion
  - EBITDA (TTM June 2007) $120 million
  - EV/Sales 1.35x
  - EV/EBITDA 11.6x
- Annual run rate cost synergies of approximately $40 million in the second full year, driven by:
  - Supply Chain and Purchasing efficiencies
  - Corporate and other restaurant support efficiencies
- Buttressed by increased advertising and brand management effectiveness to help support strong unit volumes
- Accretive to Earnings After Tax in fiscal 2008*
- Break-even EPS in fiscal 2008*

*Excluding one-time transaction and integration costs and purchase price accounting adjustments.

Financing Strategy

- Darden has obtained committed bridge financing for the purchase
- Company is targeting a permanent capital structure which will continue to provide financial flexibility
  - Pro Forma for the acquisition
    - Adjusted Debt/EBITDAR* is expected to increase to 2.8x
    - Adjusted Debt/Adjusted Total Capitalization* is expected to increase to 68%
- Company expects to return to target 55% to 65% Adjusted Debt / Adjusted Total Capitalization* within a year
- Darden believes strategy will continue to support an investment grade profile that provides:
  - Ready access to capital
  - Attractive Cost of Capital
  - Healthy insulation from cyclicality

* Assumes 6.25x minimum rent methodology

DARDEN RESTAURANTS

Confident About Our Long-Term Prospects

- Large restaurant company with $6.6 billion of sales
- Strong and diversified portfolio of trusted brands with broad appeal
  - Solid same-restaurant sales prospects at Olive Garden, Red Lobster, LongHorn and The Capital Grille
  - On-Track to realize the full potential of Bahama Breeze and Seasons 52
- Able to leverage our scale and superior infrastructure across six brands
- Strong management teams working together
- Excellent sales and earnings growth prospects

To Be the Best in Casual Dining… Now and for Generations

Reconciliation of Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles ("GAAP"), this presentation contains non-GAAP financial measures. The non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, however, they are provided as management believes they are helpful in evaluating the proposed transaction. The non-GAAP financial measures may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

DARDEN RESTAURANTS

Reconciliation of Non-GAAP Financial Measures

Reconciliation of Trailing Four Fiscal Quarters Income from Continuing Operations to EBITDA and EBITDAR			
(dollars in millions)	Darden	Rare	Pro-Forma Combined
Income from continuing operations	$ 377	$ 47	$ 424
Interest expense, net	40	5	45
Income tax expense	154	22	176
Asset impairment and rstrnt closing costs (1)	-	5	5
Depreciation and amortization	200	41	241
EBITDA	$ 771	$ 120	$ 891
Rent expense	76	33	109
EBITDAR	$ 847	$ 153	$ 1,000
Adjusted pro-forma debt			$ 2,793
Adjusted pro-forma debt/EBITDAR			2.8x

(1) Asset impairment and restaurant closing costs for Rare of $5 million have been excluded from the above calculations of EBITDA and EBITDAR. These non-cash charges relate primarily to the write-down of asset values for eight LongHorn restaurants.

DARDEN RESTAURANTS

DARDEN
RESTAURANTS

HOSPITALITY
RARE
INTERNATIONAL, INC.

Nourish & Delight Everyone We Serve.

Red Lobster
Olive Garden
ITALIAN RESTAURANT
LONGHORN
STEAKHOUSE
THE CAPITAL GRILLE
Bahama Breeze
Seasons 52
FRESH GRILL